------------------------------
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Cap Gemini S.A.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     11, rue de Tilsitt
--------------------------------------------------------------------------------
                                    (Street)

     Paris                          France               75017
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Hagler Bailly, Inc. (HBIX)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     May/1999
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

     May/1999
================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


_______________
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v). Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   6.
                                                    4.                              5.             Owner-
                                                    Securities Acquired (A) or      Amount of      ship
                                       3.           Disposed of (D)                 Securities     Form:     7.
                                       Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                         2.            Code         ------------------------------  Owned at End   (D) or    Indirect
1.                       Transaction   (Instr. 8)                  (A)              of Month       Indirect  Beneficial
Title of Security        Date          ------------     Amount     or     Price     (Instr. 3      (I)       Ownership
(Instr. 3)               (mm/dd/yy)     Code     V                 (D)              and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               1,000     A     $6.2188                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               3,500     A      $6.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P                700      A      $6.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               3,000     A      $6.50                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               2,000     A      $6.50                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P                600      A      $6.75                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               1,000     A      $6.75                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P                500      A     $6.5625                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               2,500     A     $6.625                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               8,100     A     $6.625                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P                500      A     $6.7188                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               1,000     A     $6.625                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P                800      A      $6.75                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P                900      A      $6.75                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P                500      A     $6.8125                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P                100      A     $6.875                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               1,000     A     $6.9375                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               1,000     A     $6.9375                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P                100      A     $6.9375                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               3,300     A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P                900      A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P                100      A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P                400      A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               4,700     A      $7.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               1,500     A      $7.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               2,000     A      $6.50                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               5,000     A     $6.6875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               10,200    A      $6.75                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               3,000     A     $6.625                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               1,400     A     $6.9375                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               1,500     A     $6.875                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/11/99          P               1,000     A     $6.9375                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/12/99          P               20,000    A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/12/99          P               5,000     A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/12/99          P               1,000     A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/12/99          P                100      A     $7.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/12/99          P               5,000     A     $7.125                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/12/99          P               3,000     A     $7.125                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/12/99          P                300      A     $7.125                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/12/99          P               2,000     A     $7.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/12/99          P                100      A      $7.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/12/99          P               1,000     A      $7.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/12/99          P               2,700     A      $7.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/12/99          P               6,000     A     $6.875                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/12/99          P                100      A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/12/99          P                200      A     $7.0625                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/12/99          P               13,000    A     $7.125                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/12/99          P               5,000     A      $7.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/13/99          P               5,000     A     $7.125                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/13/99          P               5,000     A     $7.125                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/13/99          P               5,000     A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/13/99          P               1,000     A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/13/99          P               5,000     A     $7.0625                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/13/99          P               5,000     A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/13/99          P               5,000     A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/13/99          P                700      A     $6.9688                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/13/99          P               3,000     A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/13/99          P               3,000     A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/13/99          P                100      A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/14/99          P               5,000     A     $6.9375                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/14/99          P               2,000     A     $6.9688                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/14/99          P                100      A     $6.9688                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/14/99          P                100      A     $6.9375                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/17/99          P                100      A      $6.75                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/17/99          P               2,000     A     $6.8125                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/17/99          P                 200     A     $6.8125                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/17/99          P               3,000     A     $6.8125                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/17/99          P               2,600     A     $6.9375                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/17/99          P               5,000     A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/17/99          P               1,000     A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/17/99          P                500      A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/17/99          P                500      A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/17/99          P                200      A     $6.8125                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/17/99          P                100      A     $6.8125                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/17/99          P                300      A     $6.8125                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/17/99          P               4,600     A     $6.8125                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/17/99          P                200      A     $6.8125                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/17/99          P                100      A     $6.875                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/17/99          P               1,100     A     $6.875                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/18/99          P                100      A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/18/99          P               1,000     A     $7.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/18/99          P                500      A     $7.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/18/99          P                100      A      $7.00                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/18/99          P               5,800     A     $7.0625                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/18/99          P               5,400     A     $7.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/18/99          P                  200    A     $7.1563                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/18/99          P                7,000    A     $7.375                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/19/99          P                 1,000   A     $7.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/19/99          P                  900    A     $7.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/19/99          P                1,000    A      $7.50                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/19/99          P                13,000   A     $7.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/19/99          P                  500    A     $7.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/19/99          P                1,000    A      $7.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/19/99          P                1,000    A      $7.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/19/99          P               2,500     A     $7.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/19/99          P                  100    A      $7.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/19/99          P               3,200     A      $7.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/19/99          P                500      A     $7.3125                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/19/99          P               5,100     A      $7.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/19/99          P                100      A     $7.125                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/19/99          P                100      A     $7.125                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/19/99          P               3,800     A      $7.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/20/99          P               1,500     A     $7.125                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/20/99          P                568      A     $7.125                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/20/99          P               2,000     A      $7.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/20/99          P               11,000    A     $7.3125                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/20/99          P               5,000     A     $7.375                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/20/99          P               10,000    A     $7.5625                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/21/99          P               8,600     A      $7.50                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/21/99          P               2,900     A     $7.6875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/21/99          P               2,000     A      $7.50                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/24/99          P                500      A     $8.0625                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/24/99          P                700      A     $8.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/24/99          P               10,300    A     $8.0625                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/25/99          P               1,000     A     $8.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/25/99          P                500      A     $8.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/25/99          P                600      A     $8.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/25/99          P                500      A     $8.3125                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/25/99          P                500      A      $8.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/25/99          P               1,300     A      $8.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/25/99          P               1,000     A     $8.125                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/25/99          P               5,000     A     $8.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/25/99          P               1,000     A      $8.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/26/99          P                500      A     $8.125                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/26/99          P                200      A     $8.125                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/26/99          P               1,600     A     $8.125                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/26/99          P               1,000     A     $8.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/26/99          P               2,200     A      $8.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/26/99          P               1,000     A      $8.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/26/99          P                600      A      $8.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/26/99          P                500      A      $8.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/26/99          P               3,000     A     $8.3125                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/26/99          P               6,000     A     $8.3125                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/26/99          P                300      A     $8.3125                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/26/99          P               5,000     A     $8.375                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/26/99          P               1,000     A      $8.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/26/99          P               1,500     A      $8.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/26/99          P               1,500     A      $8.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/26/99          P                500      A      $8.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/27/99          P               3,200     A     $8.4375                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/27/99          P               6,800     A      $8.25                   D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/27/99          P               1,000     A     $8.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/27/99          P               1,600     A     $8.1875                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/27/99          P               2,400     A     $8.8125                  D(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per
      share              5/28/99          P                500      A     $8.1875        1,857,068 D(1)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          470,975  D(2)
-----------------------------------------------------------------------------------------------------------------------------------


-------------------------
Explanation of responses:  (1)  These securities were acquired and are owned solely by Cap Gemini S.A., which is a member of a group with Cap Gemini America, Inc. (formerly named Cap Gemini Holding, Inc.) for the purpose of Section 13(d) of the Exchange Act.
                           (2) These securities are owned solely by Cap Gemini America, Inc. (formerly named Cap Gemini Holding, Inc.).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------
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------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


-------------------------
Explanation of responses:

     ** Intentional misstatements or omissions of fact constitute Federal
        Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Signature of Reporting Person

CAP GEMINI S.A.

By: /s/ Serge Kampf
    ---------------
Name: Serge Kampf
Title: Chairman of the Directoire
Date: October 18, 1999



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                             Joint Filer Information
                             -----------------------

Name:                               Cap Gemini America, Inc. (formerly named Cap
                                    Gemini Holding, Inc.)


Address:                            1114 Avenue of the Americas
                                    New York, NY 10036


Designated Filer:                   Cap Gemini S.A.

Issuer and
Ticker Symbol:                      Hagler Bailly, Inc. (HBIX)

Statement for Month/Year:           May/1999





Signature:        Cap Gemini America, Inc.


                  By: /s/ Bruce Posner
                      ----------------
                     Name: Bruce Posner
                     Title: Chief Financial Officer and Treasurer
                     Date: October 18, 1999